Exhibit 3.3

ARTICLES OF CORRECTION

RCW 23B.01240

UBI#:

Phone#:

Pursuant to, RCW 23B.0l.240 of the Washington Business Corporation Act, the undersigned corporation hereby submits Articles of Correction for the purpose of correcting a document filed in the Corporations Division of the Office of the Secretary of State.

1.	The name of the corporation is:	AmpliPhi Biosciences Corporation

2.	The document to be corrected is:	Articles of Amendment

(Example: Article of Incorporation; Articles of Amendment; Application for Certificae of Authority, etc.)

3.	The document was filed on:	June 26, 2013

4.	Specify the incorrect statement or manner of defective execution and the reason for it.
(Example: Article 3 incorrectly lists. number of shares as 660-typing error)
Section 4.4.1 incorrectly lists number of shares of Series B Preferred Stock as 5,000,000 due to a transcription error.

5.	The corrected statement or corrected execution of the document is as follows:
4.4.1 Designation and Amount of Series B Preferred
9,357,935 shares of the Preferred Stock shall be a series designated as Series B Convertible
Preferred Stock of the Corporation (“Series B Preferred”). Shares of Series B Shall have an initial value of 1.40 per share (the “Series B stated Value”) and par value per share of $0.01.

6.	The document is hereby executed under penalties of perjury, and is, to the best of my knowledge true and correct.

Date:

x

ARTICLES OF CORRECTION

RCW 23B.01240

(Copies of the RCW law may be obtained at local and state libraries.)

(Signature of Person Authorized to Sign)	(Type or Print Name and Title)

ARTICLES OF CORRECTION

RCW 23B.01240

(Copies of the RCW law may be obtained at local and state libraries.)

CHECKLIST

All documents must be typewritten or printed legibly in ink.

☐   1.    Name of corporation.

☐   2.    Type of document to be corrected. A copy of the document to be corrected (showing the. Secretary of State file stamp) may be attached instead of completion of item 2.

☐   3.    Date document to be corrected was filed with the Secretary of State.

☐   4.    State how document was incorrect.

☐   5.    State correction to document.

☐   6.    Document is to be signed by the chairperson of the board of directors, or officer of the corporation. If directors have not been selected, document is to be signed by an incorporator. If corporation is in the hands of a court appointed fiduciary, document is to be signed by the fiduciary.

PAYMENT REQUIREMENTS

☐   Required filing fee is $30.00. (Make check payable to Secretary of State.)

EXPEDITED SERVICE

 The filing fee plus $20.00 must be included for expedited service.

For immediate assistance you may come to the Corporations Division office to have your document(s) filed while you wait.

You may also receive this service through the mail by marking EXPEDITE in bold letters on the outside of the envelope. Include a cover letter stating a day-time telephone number and the name of a person we may contact with any questions. Requests will be processed and mailed within 24 hours.

The original and one (1) or .more copies of this document must be delivered or mailed to:

CORPORATION DIVISION

James M. Dolliver Building

801 Capitol Way South.

PO Box 40234

Olympia, WA 98504-0234

ARTICLES OF CORRECTION

RCW 23B.01240

(Copies of the RCW law may be obtained at local and state libraries.)

360/753-7115